Exhibit 10.6

This Agreement (this “Agreement”) is made as of the 22nd day of April, 2005, by and among Lightstone Value Plus REIT LP, a Delaware limited partnership (the “OP”), Lightstone SLP, LLC, a Delaware limited liability company (the “Company”), and David Lichtenstein, in his individual capacity.

WHEREAS, the Lightstone Value Plus Real Estate Investment Trust, Inc. (the “REIT”) intends to hold an initial public offering (the “Offering”) of up to 30,000,000 shares of its common stock at a price of $10 per share, subject to applicable volume discounts;

WHEREAS, David Lichtenstein has committed to advance the REIT its offering and organization expenses (the “O&O Expenses”) in an amount of up to ten percent of proceeds from the Offering (the “Offering Proceeds”), in exchange for certain subordinated distributions (the “Subordinated Distributions”) from Lightstone Value Plus REIT LP, a Delaware limited partnership and the operating partnership of the REIT (the “OP”), as detailed in the Registration Statement on Form S-11 of the REIT filed with the Securities and Exchange Commission on July 14, 2004, as amended;

WHEREAS, the Company is wholly owned by David Lichtenstein and has been formed for the purpose of advancing such O&O Expenses and receiving the Subordinated Distributions;

WHEREAS, the OP admitted the Company as a special general partner pursuant to an Agreement of Limited Partnership of Lightstone Value Plus REIT LP, dated as of June 29, 2004 (as amended from time to time, the “Partnership Agreement”); and

WHEREAS, the partners of the OP have determined to amend and restate the Partnership Agreement in order to admit the Company as a special general partner rather than as a special general partner, among other things.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Commitment. The Company agrees to pay, and David Lichtenstein agrees to fund, the O&O Expenses in an amount of up to ten percent (10%) of Offering Proceeds, and in partial consideration of such funding, the Company shall receive the Subordinated Distributions.

2. Satisfaction of Commitment. At each closing during the Offering Period, the OP agrees to issue to the Company, and the Company agrees to purchase from the OP, one special general partner interest of the OP for each $1,000,000 in Offering Proceeds received by the REIT at such closing, at a price per unit of $100,000.

3. Miscellaneous.

3.1 This agreement may be amended only by written instrument duly executed by the parties hereto.

3.2 This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its choice of law rules.

3.3 This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

3.4 If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/S/ DAVID LICHTENSTEIN
David Lichtenstein

LIGHTSTONE VALUE PLUS REIT LP

By:	LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.,
its General Partner

By:	/S/ DAVID LICHTENSTEIN
Name: David Lichtenstein
Title: Chief Executive Officer

LIGHTSTONE SLP, LLC

By:	/S/ DAVID LICHTENSTEIN
Name: David Lichtenstein
Title: Authorized Person